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                                                                    EXHIBIT 10.2

                         EXECUTIVE EMPLOYMENT AGREEMENT

         This EXECUTIVE EMPLOYMENT AGREEMENT (the "AGREEMENT"), is entered into effective as of December 23, 2002, by and between Mobile Reach Technologies, Inc. ("MRT" or the "COMPANY") located at 8000 Regency Parkway, Suite 430, Cary, North Carolina 27511, and Michael J. Hewitt, residing at 102 Selly Manor Court, Cary, North Carolina 27511 ("EMPLOYEE").

                                   WITNESSETH:

         WHEREAS, the Company is engaged in the development, promotion and sales of integrated information technology solutions; and

         WHEREAS, the Company wishes to employ the Employee in the position of President and Chief Executive Officer, and the Employee desires to be in the employment with the Company.

         NOW THEREFORE, in consideration of the foregoing and the provisions and mutual promises herein contained and other good and valuable consideration, the parties hereby agree as follows:

1. ENGAGEMENT. The Company hereby engages and employs the Employee, and the Employee hereby accepts engagement and employment as the President and Chief Executive Officer of the Company, based at the Company's headquarters in Cary, North Carolina, with principal responsibilities as described in Exhibit A attached hereto and such other responsibilities as may be assigned to him from time to time by the Board of Directors and Chairman of the Company, which titles and responsibilities are subject to change by the Board of Directors from time to time in accordance with the needs of the Company.

2. TERM. The Employee's employment shall be for a term of three (3) years from the effective date of this Agreement (the "INITIAL TERM"), subject to the termination and severance provisions herein later provided, unless amended or modified by mutual agreement of the parties. After the expiration of the Initial Term, this Agreement shall automatically be renewed for additional successive three-year terms (each, a "RENEWAL TERM" and collectively, the "RENEWAL TERMS") unless either party gives the other party written notice of its intention not to renew this Agreement at least thirty (30) days prior to the end of the then-current term. For purposes of this Agreement, the "TERM" shall mean and include the Initial Term and all Renewal Terms.

3. EXCLUSIVE SERVICE. The Employee agrees to devote his full time and attention to the performance of his duties and responsibilities on behalf of the Company and to comply with all policies and regulations of the Company, except as otherwise agreed to by the Board of Directors and Chairman.

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4.       COMPENSATION. During the Term of this Agreement, the Employee's compensation shall be determined and paid as follows:

         (a) Base Salary. The Employee shall receive an annual base salary of $200,000, payable in accordance with the Company's payroll practices, and payment of such salary to begin on March 20, 2003, with Employee's first year base salary to be pro rated for the remaining number of days in the initial year of his employment. Annual increases of twenty-five percent (25%) of Employee's base salary will be made each year during the Initial Term (such increases to be effective as of January 1 of each year). Thereafter increases of twenty-five percent (25%) of Employee's base salary will be made, if any, based upon Employee's satisfactory completion of performance objectives set by the Compensation Committee of the Board of Directors for the preceding year, such increases to be effective as of January 1 of each year during the Term or at such other date each year during the Term as may be set by the Compensation Committee in compliance with the Company's human resource policies. During each renewal term, the Compensation Committee and/or the Board shall evaluate the Employee's performance on an annual basis, and the Board of Directors shall adjust the Employee's salary at its sole discretion. Employee may elect to receive all or any portion of his base salary due in an equivalent amount of common stock of the Company calculated at its then-current fair market value per share.

         (b)      Incentive Payments.

                  (i) Quarterly Payments. Within thirty (30) days after the end of each calendar quarter during the term of Employee's employment with the Company, the Company shall pay to the Employee a cash incentive bonus in an amount equal to two percent (2%) of the cash received [from operations] by the Company during the previous quarter. In lieu of a cash bonus, Employee may elect to receive any bonus due in an equivalent amount of common stock of the Company calculated at its then-current fair market value per share.

                  (ii) Sale of the Company. In the event of the sale or transfer of all or substantially all of the Company's assets to another corporation (other than a wholly-owned subsidiary), person or entity (a "Sale") or a merger or consolidation of the Company with or into any other corporation or organization as a result of which the holders of the voting capital stock of the Company prior to such merger or consolidation would receive or hold less than a majority of the voting capital stock of the company after the merger or consolidation (a "Merger"), and the total value of the Sale or Merger exceeds thirty million dollars ($30,000,000), then upon the closing of such Sale or Merger, Employee shall receive one million dollars ($1,000,000) (the "Transaction Bonus") out of the proceeds of the Sale or Merger, and payment to Employee of such Transaction Bonus shall be in the same form as the consideration paid in the Sale or Merger (either in cash, securities or a combination of cash or securities, depending upon the consideration paid).

         (c) Withholding. All applicable federal and state taxes and other governmental assessments shall be deducted from Employee's base salary and incentive pay, as required by law.

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         (d)      Stock; Options. Upon the date that Employee begins receiving his base salary, the Employee shall be issued, as a signing bonus, 5,730,953 shares of common stock of the Company at a price of $0.01 per share. Employee shall also be entitled to receive options to purchase shares of the Company's Common Stock as determined in the discretion of the Company's Board of Directors.

         (e) Benefits. The Employee shall be eligible to participate in the Company's standard employee benefit program made available to employees of the Company from time to time and any additional benefits, if any, made available to officers of the Company, subject to appropriate premium contributions, benefit elections, and related conditions. In addition, the Employee shall receive [four
(4)] weeks of paid vacation per year and up to six (6) days of paid sick and personal leave each calendar year which will accrue at the rate of four (4) hours per month. Sick leave and unused vacation will not carry over from one year to the next.

         (f) Insurance. The Company will provide the Employee with standard health, life and disability coverage provided to other employees, which coverage may vary from time to time, or may be eliminated provided that the Employee is treated the same as other employees similarly situated. In addition, subject to eligibility for good health, the Company will procure a $1,000,000.00 term insurance policy on the life of Employee payable to Employee's designated beneficiaries, and the Company shall pay all premiums necessary to maintain such life insurance policy for so long as Employee remains employed by the Company.

         (g) Business Expenses. The Company shall reimburse the Employee for all reasonable expenses incurred in the furtherance of the Company's business and interests, including travel and entertainment. The Employee agrees to comply with the expense reporting policies and procedures of the Company.

5. TERMINATION. This Agreement shall or may be terminated, as the case may be, upon the terms and conditions hereinafter provided.

         (a)      Severance Payment.

                  (i) In the event of termination of Employee's employment by the Company for reasons other than as set forth in Paragraph 5(c) or in the event of termination of Employee's employment by Employee for "good reason", the Employee shall receive severance pay in an amount equal to two year's base salary. This severance payment shall be paid as a lump sum not later than five
(5) business days after the date of Employee's termination or resignation. Upon termination of employment by the Company as specified in this Paragraph 5(a)(i), in addition to any vested options Employee may otherwise be entitled to upon the date of notice of his termination with the Company, Employee shall be entitled to exercise any remaining portion of the unvested option shares subject to any stock options granted to the Employee that would have vested in the next twelve
(12) calendar months following the date of notice of termination of employment. For purposes of this Paragraph 5(a)(i), "good reason" shall mean a substantial reduction in Employee's duties and responsibilities for the Company, or a substantial reduction in

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Employee's salary, or if Employee is asked to relocate more than fifty (50)
miles from the Raleigh-Cary metropolitan area.

                  (ii) In the event of termination of Employee's employment by the Company for reasons set forth in Paragraph 5(c) other than conviction of a crime against the Company or an employee of the Company, the Employee shall receive severance pay in an amount equal to one hundred fifty thousand dollars ($150,000). This severance payment shall be paid as a lump sum not later than five (5) business days after the date of Employee's termination.

                  (iii) In the event of termination of Employee's employment by the Company for conviction of a crime against the Company or an employee of the Company, the Employee shall receive no severance payment.

                  (iv) In the event of termination of Employee's employment by the Employee other than for "good reason," the Employee shall receive severance pay in an amount equal to three (3) months' salary. This severance payment shall be paid as a lump sum not later than five (5) business days after the date of Employee's resignation.

                  (v) In the event of death of the Employee, any severance pay due to the Employee shall be payable to the Employee's estate.

         (b) Voluntary Termination. Subject to the provisions of Paragraph 5(a), this Agreement may be voluntarily terminated by either party with thirty
(30) days' prior written notice provided to the other party.

         (c) Involuntary Termination. The Company may terminate this Agreement immediately upon written notice to the Employee (or his representative) in any of the following events: (i) in the event of death of the Employee; (ii) in the event that the Employee becomes permanently disabled; or
(iii) "for cause" which shall include material breach of the terms of this Agreement; material breach of the Special Terms of Employment Agreement (described in Section 6 below); material failure by the Employee to comply with the policies or directives of the Board of Directors; any illegal or dishonest action by the Employee that is materially detrimental to the Company; or material failure to faithfully carry out the duties of his position, provided that, in any such case, the Company shall provide at least thirty (30) days' written notice of such breach or failure to perform during which time the Employee will be given an opportunity to remedy the situation; or (iv) conviction of Employee of a crime against the Company or an employee of the Company.

For purposes of this Agreement, the Employee shall be considered permanently disabled when a qualified medical doctor mutually acceptable to the Company and the Employee or his personal representative shall have certified in writing that: (i) he is unable because of medically determinable physical or mental disability to perform substantially all of his duties for more than one hundred eighty (180) calendar days measured from the last full day of work; or (ii) by reason of mental or physical disability, it is unlikely that he will be able, within one hundred eighty

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(180) calendar days, to resume substantially all business duties and responsibilities in which he was previously engaged and otherwise discharge his duties under this Agreement.

Notwithstanding any termination of this Agreement, the continuing obligations and restrictions imposed on Employee pursuant to this Agreement, including without limitation pursuant to Paragraph 6 of this Agreement, shall survive termination of this Agreement and shall exist in accordance with the terms of this Agreement and that Paragraph.

6. NON-DISCLOSURE, INVENTION, AND NON-COMPETITION. The Employee shall execute the Company's standard non-disclosure, invention, and non-competition agreement (sometimes also referred to as Special Terms and Conditions), which are hereby made a part of this Agreement as Exhibit B attached hereto.

7. NOTICES. Any notice required to be given shall be in writing personally delivered by certified mail or registered mail or overnight courier or by facsimile (receipt confirmed) to the address last shown in the Company's records.

8. REFORMATION/SEVERABILITY. If any provision of this Agreement shall for any reason be adjudged by any court of competent jurisdiction to be illegal, invalid or otherwise unenforceable, such judgment shall not affect, impair or invalidate the remainder of this Agreement but shall be confined in its operation to the provision of this Agreement directly involved in the controversy in which such judgment shall have been rendered. The invalid or unenforceable provision shall be reformed so that each party shall have the obligation to perform reasonably alternatively to give the other party the benefit of its bargain. In the event the invalid or unenforceable provision cannot be reformed, the other provisions or applications of this Agreement shall be given full effect, and the invalid or unenforceable provision shall be deemed struck.

9. GOVERNING LAW. This Agreement shall be governed by and construed according to the laws of the State of North Carolina, without reference to the choice of law provisions of such laws.

10. ENTIRE AGREEMENT. This Agreement contains the entire agreement of the parties relating to the subject matter hereof, and the parties hereto have made no agreements, representations, or warranties relating to the subject matter of this Agreement which are not set forth herein. No modification of this Agreement shall be valid unless made in writing and signed by the parties hereto.

11. BENEFIT. This Agreement shall be binding upon and shall inure to the benefit of each of the parties hereto, and to their respective representatives. This Agreement shall be binding upon the Company and upon any successor Company. The Employee may not assign any of his rights or obligations under this Agreement without the prior written consent of the Board of Directors.

12. INJUNCTIVE RELIEF. The Employee understands and agrees that the Company will suffer irreparable harm in the event that the Employee breaches any of his obligations under this

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Agreement and that monetary damages will be inadequate to compensate the Company for such breach. Accordingly, the Employee agrees that, in the event of a breach or threatened breach by the Employee of any of the provisions of this Agreement, the Company, in addition to and not in limitation of any other rights, remedies, or damages available to the Company at law or in equity, shall be entitled to a permanent injunction in order to prevent or to restrain any such breach by the Employee, or by the Employee's partners, agents, representatives, servants, employers, employees and/or any and all persons directly or indirectly acting for or with him; provided such injunction shall not affect the Employee's ownership rights in the Company or compensation earned or due the Employee.

13. WARRANTY BY EMPLOYEE. Employee represents and warrants that his performance of all terms under this Agreement does not result in a breach of any duty owed by Employee to another, under contract or otherwise, or violate any confidence of another. Employee agrees not to disclose to Company or induce Company to use any confidential or proprietary information belonging to any of the Employee's previous employers or others. Employee warrants that Employee has executed no prior noncompetition, nondisclosure or confidentiality agreements that would in any way interfere with his work for or employment by Company.

         IN WITNESS WHEREOF, the parties hereto have executed this Executive Employment Agreement and affixed their seals as of the day and year first above written.

SIGNATURES:

                                      MOBILE REACH TECHNOLOGIES, INC.

/S/ Michael J. Hewitt              By: /S/ Mark J. Lloyd
---------------------                  --------------------------------------
Michael J. Hewitt                      Mark J. Lloyd, Vice President, Secretary

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                                                                       EXHIBIT A

             Specific Duties, President and Chief Executive Officer.

     The Corporation engages and employees the Employee, and the Employee agrees that the duties of this position include, but are not limited to:

     1. Primary responsibility for setting and achieving the Company's business strategy;

     2. Primary responsibility for developing and managing the Company's operating budget;

     3. Raise capital for the Company, serve as primary contact and chief translator of the Company strategy and value for investment banking community, analysts, private investors, and other potential sources of revenue or financial support;

     4. Manage key executives of the Company, and provide guidance and development to their staffs;

     5. Lead the effort to attract, recruit, retain, and motivate key management staff and employees; and

     6. Report to the Board of Directors and Chairman, and attend meetings of the Board of Directors of the Company.

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